thinker-tinker

Invest in the company backed by Comcast and Techstars that is monetizing the potential of play.


OCTOBO
OCTOBO and the Great Letter Search

Invest

$101.52 minimum investment

Deadline April 21, 2020
in a month

Share Price
$8.46

Total Raised
$0

Valuation
$9,000,002

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

Introduction

Thinker-Tinker is a Los Angeles based ed-tech startup led by **Forbes 30 Under 30** game creator Yuting Su and a strong team of industry veterans. **We develop unique hardware-software tech solutions that bring kids' favorite characters to life with an expandable content library**. Thinker-Tinker was part of the **Comcast Techstars accelerator** and is now working with **DreamWorks** to create a new interactive experience together.

Forbes — Forbes 30 UNDER 30 CLASS OF 2017

Techstars — techstars

LIFT Labs — COMCAST NBCUNIVERSAL LIFT Labs

DreamWorks — DREAMWORKS

> *"I invested in Thinker-Tinker for its mission to solve a real problem at the core of the relationship young kids have with digital products. With a talented team and partnerships with companies including DreamWorks in tow, Thinker-Tinker is well positioned to usher in the future of educational toys and games for young kids."*
>
> Maya Baratz
> CEO and Partner of Founders Factory New York and former Managing Director at Techstars

The world is getting smarter and so should play.



Octobo

Deal Highlights

Join Thinker-Tinker at the forefront of innovative creations.

- **Strong and experienced team.** Forbes 30 Under 30, Disney Interactive and more
- **Established partnership** with NBCUniversal and DreamWorks
- **Backed by Techstars and Comcast**
- Research **B2B pilot** with medical institute
- **72% of customers** purchased additional expansion packs for the platform
- **Award winning idea**. (Techcrunch Disrupt Top Picks in IOT, Robotics, and Hardware. Last Gadget Standing CES Finalist, SXSW Innovation Awards Finalist)

TC Top Pick


TC
TOP PICK


LAST GADGET
STANDING
2020
FINALIST

Romper


2020
ROMPER
BEST OF CES

SXSW


INTERACTIVE INNOVATION AWARD
SXSW
2020 FINALIST

Problem

The growing presence of technology in children's lives has led to a decrease in cognitive and social development.

Technology is taking over active curriculum and playtime. But it's not the technology to be blamed. According to WHO's suggestion, being sedentary is the issue. We provide an easy, innovative solution to build physical-digital learning experiences by incorporating mobile devices into interactive plush companions, changing the traditional idea of what we often call screen time.

Kids Screen Time is Increasing at a Crazy Rate:

- According to research, **85% of kids 8 years and under in the US are using mobile devices on a daily basis**, and 54% of preschoolers now own their own device - and the numbers are just growing faster and faster.
- At Thinker-Tinker, **we create solutions that can transform this screen time into quality, meaningful learning time**. Our products seamlessly bring the physical and digital world together. By incorporating our mobile device into our interactive plush, Octobo, we change the traditional idea of what we often call 'screen time.' Spending time with Octobo is more like playing with a physical friend who just happens to have a tablet inside as opposed to staring at a screen for hours.

Problem


87% of kids
use mobile devices on a daily basis
42% of kids
under 8 have their own tablet
over 50%
of kids' free time is spent in front of screens

Structured and Unstructured Play

- One of the biggest challenges in the children's software space is appealing to those who prefer unstructured play (i.e. LEGO, Minecraft, dollhouses), and those who are looking for clear objectives and guidance (i.e. most video games). By creating a seamless blend between exploratory play and storybook adventures, the style of play can change from minute to minute with our platform, and **every child can guide their own way to play**.
- **There's no product in the market that can adapt to kids' learning and developmental needs** across a broad age span while providing customizable features.

Kids tech needs a breakthrough with a more comforting interface

- We need more warmth and emotion in kids tech products. Robots do not need to be hard and shiny, and screen time on TV and mobile devices does not need to be brainless - **we are building a next generation interface for kids and families**.

Hardware gadgets need to have the ability to upgrade and keep up with trends

- It's not possible with built-in hardware. New hardware product R&D is time consuming and costly. It's been a chicken and egg situation in the industry.

Solution

Thinker-Tinker's patent pending INTERACTIVE PLUSH CHARACTER SYSTEM (No. 16/166,036), aka Octobo system, is built to transform passive screen time into customized, active learning and play time.

With a collection of unique interactive plush, educational storybooks and accessories, as well as an expandable app library, we empower adults with better tools to unlock kids' potential through play.

Octobo Chart


Account System
Database
Web Portal
Modular Hardware
(in plush)
Output
1. LED
Input
1. Soft touch sensors
2. RFID reader
3. Buttons
Wireless Connectivity
Software System
(app)
Input
1. Accelerometer
2. Sound/volume

We have developed our own IP, Octobo, the plush robot learning platform, and are using the same technology module on **the new product line with Universal DreamWorks**.

We plan to launch Octobo SDK for business in Q3 2020 to allow partners to develop their own applications using our Octobo system.

"While most kids' tech and gadgets are plastic, robotic, electronic, and definitely not soft and cuddly, the Octobo combines all of the technology and interaction of a tech toy with the comforting softness of a stuffed animal. This sensory toy was a hit at CES, and the fact that it can work for practically any kid in your family has to be part of the reason."

— Abi Berwager Schreier
Romper by Bustle Digital Group

First Product: Octobo, the plush robot companion / interactive play platform

Octobo


OCTOBO's Underwater Adventure
OCTOBO and the Great Letter Search

Launched at CES 2020 and a finalists at CES's prestigious "Last Gadget Standing" competition and SXSW Innovation Awards, Octobo is our first product carrying the Interactive Plush Character System. Octobo brings a new pattern of play to the spectrum.

To learn more about Octobo, visit our company website.

What makes Octobo different?

Unlike other products, the Octobo platform is built on mobile software. It's versatile, modular and expandable, which means that it can improve and upgrade easily over time.

It's a device that is fun, educational, and can last for years.

A portion of the investment will be allocated in launching **a new subscription service** for Octobo to increase the LTV of the product. Subscription to **Octobo Club** will include a parents portal to provide more performance insight to parents, and bi-monthly content updates both in physical and digital forms.

"As a Master of Education from Harvard Graduate School of Education, a teacher, and a researcher focusing on childhood development, I believe Octobo can be a powerful socio-emotional, STEM, and literacy learning tool for young children. The customization and expansion features of Octobo make it unique and accessible for children of varying developmental stages. It's so inspiring to see a toy that uses technology to stimulate positive interactions, emotional awareness, and most importantly, play amongst our youngest learners."

Jessica Livornese, Ed.M.
Harvard Graduate School of Education

Octobo



"Octobo is different because he is not a screen-based babysitter for your child. He is a physical member of the family and adults and children can interact to learn new skills and bond through active storytelling"

Marientina Gotsis
Director, Creative Media & Behavioral Health Center, University of Southern California

Octobo SDK for business - going beyond B2C

We plan to launch the Octobo SDK for business in Q3 2020. We expect that this will open up our platform to other businesses and organizations to create their own interactive character for sectors like education, health, research and entertainment.

We are planning three tiers for our Octobo SDK:

- **Basic** - non-commercial license for individuals creating demo
- **Basic+** - non-commercial license for organizations for research
- **Enterprise** - commercial license for using our SDK to power other brand IPs.

We currently have a paid 24 months pilot running with a medical institute in Taiwan under the Basic+ license. Additionally, we are in an ongoing conversation with a major Canadian media company for the Enterprise license.

Thinker-Tinker's Proprietary Hardware Packet

Our developed modular hardware packet can significantly reduce the time and cost for new hardware product development. Specially designed for soft surfaces, **it's one of the most reliable and low cost solutions in the market for soft goods**.

Hardware Packet Chart

Average Budget and Time for New Hardware Product Design
(of similar level)

3 MONTHS Average Time WITH Octobo Hardware and SDK Packet

1 YEAR – Average Time **WITHOUT** Octobo SDK Packet

$5,000 Average Budget WITH Octobo Hardware and SDK Packet

$100,000 – Average Budget **WITHOUT** Octobo SDK Packet

> *"Thinker-Tinker have exhibited unique skills in leveraging technology, software and understanding of the consumer segments that can benefit from their method of smart integration. Octobo is a multimedia platform integrated into a plush toy - an Octopus - with sensors all over it, combined with games, content, apps and story books plus interactive pieces to show and give to Octobo. A very exciting product initially for the kids' segment - infectious game playing and linked storytelling plus physical interactivity such as hugs, tentacle hand-shakes and offering up relevant 'tokens' symbolising letters, animals and objects. It is in fact a potential platform for many applications where human touch and cognitive association are an important element of learning, therapy, leisure or entertainment. Octobo and Thinker-Tinker's skills 'Caught My Eye' as having potential for them to produce a portfolio of creative, dynamic smart products."*
>
> Ken Blakeslee
> Chairman at WebMobility Ventures

Music Stars powered by Thinker-Tinker

Music Stars

Planning to launch late 2020, Music Stars powered by Thinker-Tinker is an immersive physical-digital play experience with a line of collectible plush characters and its music-mashing companion mobile app focused on designing better and more engaging opportunities for players, all powered by Thinker-Tinker. Players will be able to create music through the power of rhythm, remixing and endless play. Our first launch will be featuring beloved characters from NBCUniversal DreamWorks.

License Global

Thinker-Tinker Announce Development of Interactive Product Line

> *"Octobo is one of the most exciting products we have seen, combining a plush toy with an innovative and educational interface. We see a tremendous opportunity to create dynamic and interactive learning tools with top-performing IP. Thinker-Tinker is paving a new way for us to develop engaging and fun experiences for kids."*
>
> Pank Patel
> Senior Vice President, Strategy and Business Development, NBCU Film & Entertainment

Honors and awards

2020

- CES Last Gadget Standing finalist, Kapi Award nominee in the **Best Robotics and Best New Technology Products** categories
- SXSW Innovation Awards finalist, **Top 5 Pick in Robotics and Hardware category**

Honors and awards

2019

- Collision **Machine Demo selection**
- Techcrunch Disrupt **Top Pick in IOT, Hardware and Robotics**

Honors and awards

2018

- **Successful Kickstarter** campaign
- Comcast NBCUniversal **LIFT Labs Accelerator**, powered by Techstars

Honors and awards

2017

- Pinup Design Award **Best of Best**
- **Forbes 30 Under 30 in Games**

Honors and awards

2016

- **alt.ctrl.GDC selection**
- **IndieCade@E3 selection**
- IndieCade Finalist and Nominee, IndiePrize **Most Innovative Game Nominee, Best Kids and Family Game Nominee**

Honors and awards

Press Mentions

Stanford University

"...direct interaction [with Octobo] might have the greatest potential for a true emotional and empathetic experience."

Chris Bennett, Stanford University

CGM

"...a new approach to interactive toys"

Liana Kerzner, CGM Magazine

Las Vegas Review-Journal

"...a single toy that operates on many different levels."

Jason Bracelin, Las Vegas Review-Journal

TechCrunch

"...a smart way to combine tech with old-school storytelling, and the design is incredibly cute."

Devin Coldewey, TechCrunch

Apple Insider

"While it may not look like it, Octobo is literally stuffed with technology."

Apple Insider

Romper

"This incredible plush toy combines sensory experiences and technology to provide tangible learning opportunities that kids of all ages can really get their hands on…"

Abi Schreier, Romper

Kidscreen

"Thinker-Tinker has created a next-generation stuffed animal."

Alexandra Whyte, Kidscreen

Toy Insider

"Robots are so hot right now, and nothing can beat the feeling of cuddling a soft plush."

Miranda Siwak, Toy Insider

Market Opportunity

Market


Addressable Market:
$200 bil
Opportunity:
$10 bil
Served Market:
$100 bil
Total Market:
• By 2022, the global gaming market is expected to hit $200bil
Served Market:
• Mobile games account for half of the total gaming market
Targeted Opportunity:
• Children and Family games
• Generates 10% of all revenue
• Smart toys expected to reach $18mil by 2023

- By 2022, the global gaming market is **expected to hit $200 billion**, about half of which is the mobile game industry. 10% of all revenue is expected to be **generated from children and family games**.
- Family Gamers' game platform subscription rate is **2 times more than all gamers**.
- The global Smart Toys market is **projected to reach $18 billion** in 2023.
- Interactive TV shows are **among one of the hottest topics** that is leading the trend.

Investors

From notable investors as Techstars and Comcast NBCUniversal

Techstars

Comcast-NBCUniversal

techstars

COMCAST
NBCUNIVERSAL

"We were really excited when we first saw Octobo, since we had never seen a concept with such a unique physical-digital integration like it on the market. After watching the quick success and interest in Octobo, we knew they had created the next true progression for kids smart products. We are eager to see how Thinker-Tinker uses and develops their interactive platform to integrate fun into more educational products in the future under their own brand and through partnerships and collaborations."

— Danielle Cohn
Vice President, Entrepreneurial Engagement + Head of LIFT Labs, Comcast NBCUniversal

Vision & Roadmap

Milestone and Roadmap



B2C + Brand Building (2019)
Successfully funded on
KICKSTARTER
Partnership with
DreamWorks
B2C & B2B2C (2020)
Octobo module to power our own and partner's products.
· Mass market sale
· Expansion content for Octobo platform
· Octobo SDK and Dreamworks licensed products
Subscription & Open SDK
Open SDK for customized character building.
· More IP and partnership
· Platform integration with kids' animation shows
· Subscription and parents insight system
· Character building tool

Key Drivers:

- Product expansion.
- Thinker-Tinker's account and subscription system.
- Channel reach.

Our focus in 2020 is on marketing push and content expansion.

The investment will enable us to make key hires for development and marketing, accelerate the growth, and will help to increase the speed for digital production and the scale for physical production.

Thinker-Tinker logo

We want to be the kids brand for quality play and learning experience. We will lead the interactive kids edu-tainment space with cross-platform integration of toys, learning, and gaming. Our brand will penetrate into every household and schools and provides a sticky experience for everyday activities.

Team

Yuting Su, Founder and CEO, has a dual Masters in Medical Informatics and Game Design from USC's Cinema school. She had created multiple award-winning products in the hybrid game space before she started the company. As a Forbes 30 Under 30 in the Games, she is an experienced product designer, producer and UX researcher and well suited to lead and drive the creative force for Thinker-Tinker.

We have a strong design team of industry veterans - Patrick Baggatta and Emily Mullock, ex-Game Director and Art Director from Disney Interactive.

Yuting Su
Founder, CEO

Patrick Baggatta
Product Director

Emily Mullock
Art Director

Tristan Deplantes
Lead Developer

Jourdan Johnson
Product Specialist

Radian Jheng
Unity Developer

Ted Chan
Sales & Distribution Manager

USC School of Cinematic Arts

Disney Interactive

Forbes

Techstars

Disney Club Penguin

Go Away Unicorn

Advisors from:

Sphero

Universal

Roblox

Testimonials

Testimonials



"It (Octobo) can adapt to kids of multiple ages...as a parent we will love, becuase it's buying one thing that can last for years."

Connie, Mother of a 4 year old boy and a 1 year old boy



"It's so much fun, not only reading but you can touch it and feel it. That's so much fun!"

Kaori, Mother of a 2.5 year old



"I love how interactive he is! There's so many different parts: the books, the chips, the cards...I love that it's a plush, which makes me feel a lot more safe."

Allsun, Mother of a 2 year old

USE OF PROCEEDS

If the offering's maximum amount of $1,069,995 is raised:

Use	Value	% of Proceeds
Marketing for crowdfunding	$50,000	4.7%
Marketing for products	$311,665	29.1%
Product development	$400,000	37.4%
Hiring	$200,000	18.7%
Legal	$55,900	5.2%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Thinker-Tinker, Inc. This offering must raise at least $10,000 by April 21, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Thinker-Tinker may issue additional securities to raise up to $1,069,995, the offering's *maximum*.

$0 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

1,190,307 shares
× $8.46 per share

$10,069,997 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Mar 10, 2020 • Primary offering of 126,477 shares at $8.46

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.